UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12a

FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

JUAN A. PUJADAS

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 19, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

Toby Neugebauer Sets the Record Straight: Protecting Fermi Shareholders from Rogue Contractors is a Fiduciary Duty, Not a “Liability”

DALLAS, May 19, 2026 /PRNewswire/ -- Toby Neugebauer, co-founder and largest shareholder of Fermi Inc. (“Fermi” or the “Company”), today refuted recent allegations made by the Company’s board regarding his leadership. The board’s recent claims that Mr. Neugebauer “damaged relationships” with commercial counterparties willfully misrepresents a deliberate, fiduciary effort.

“While a small group of the board likely takes great pleasure in their efforts to smear me in the media, they are doing the stock and the Company no favors,” said Toby Neugebauer. “Characterizing my efforts to stop contractors from overbilling as ‘damaging relationships’ shows a shocking disregard for the bottom line. No doubt contractors who were not performing or were overbilling were upset with my shutting down the gravy train. Frivolous cheap shots by a few entrenched directors not only shows their desperation but also their disdain for the shareholders they supposedly serve. I urge the Board to focus on maximizing shareholder value instead of burning company resources to lob slanderous and unfounded allegations at me.”

The Reality of “Strained Relationships”: Stopping Vendor Exploitation to Protect Shareholders

Recently, Fermi claimed that counterparties threatened to terminate agreements with Fermi due to Mr. Neugebauer’s conduct. The context the board omitted is crucial: these “strained relationships” were the direct result of Mr. Neugebauer uncovering and halting systemic overbilling by contractors.

As every Fermi employee knows, the real ‘Fermi 2.0’ started last December when as part of his work on tenant number one’s penalty terms, Mr. Neugebauer and Fermi’s CFO Miles Everson ordered that all third-party contracts be fully audited on December 31, 2025. The leaders who executed each contract were responsible to provide a daily update on which contracts needed to be terminated, renegotiated, or extended.

Treating his fiduciary duty with the utmost seriousness, Mr. Neugebauer woke at 3:00 a.m. daily to cross-reference “Site Metrics”, the daily tracker of worksite attendance, with contractor invoices. His fiercely protecting shareholder value by having his leadership team terminate or renegotiate bloated contracts, saved the Company millions of dollars. Additionally, Neugebauer instituted daily 4:00 p.m. budget calls to ensure company leaders justified internal and external expenses to protect critical liquidity in real time. Naturally, contractors accustomed to taking advantage of Fermi took issue with his stringent oversight and his shutting down of the gravy train. Fermi’s current board is inexplicably spinning this necessary financial discipline and protection of the bottom line as a negative.

The broader data center industry currently has numerous stalled projects with bloated budgets and severe cost overruns. Contractors have grown accustomed to exploiting data developments, at times operating under the false assumption that hyperscale tenants and developers have unlimited pocketbooks. Mr. Neugebauer refused to let Fermi fall into this same trap. From day one, Mr. Neugebauer always set the goal that Fermi would deliver on time and on budget, a standard he was committed to enforcing.

Employee Loyalty: A Stark Contrast to Board Claims

The board’s narrative of internal chaos is directly contradicted by verifiable retention data. The stark contrast between Mr. Neugebauer’s tenure and the current board’s leadership speaks volumes:

●	Zero Resignations Under Neugebauer: During Mr. Neugebauer’s tenure as CEO, not a single employee resigned. (A couple of employees were terminated for performance issues).

●	Exodus Post-Termination: Within weeks of Mr. Neugebauer’s termination without cause, seven (7) key company executives and managers overseeing finance, permitting, community engagement, and tenant acquisition have departed Fermi.

“Toby does not tolerate excuses or delays from himself, his employees, or his contractors and vendor partners, period,” stated Neugebauer spokeswoman and Chief of Staff Angela Breuers. “People join Toby’s team and continue to play for the toughest coach in the league because it gives them the opportunity to accomplish things they never thought possible with an actual shot at a national championship.”

A Call to Focus on Shareholder Value

Since his departure, Mr. Neugebauer has fielded calls, texts, and visits from concerned stakeholders and employees. In every instance, he has remained bullish on Project Matador, encouraging stakeholders to stay with the company as it is in the best interest of the amazing asset to keep continuity and operational stability. His only interest is that of the shareholders, including employee shareholders and the Panhandle community who has supported Fermi America from day one.

Important Information

Mr. Neugebauer and two of his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), together with David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) intend to file a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of proxies with respect to the solicitation of agent designations for calling a special meeting of shareholders anticipated to be held on or around June 30, 2026 (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The Fermi Founder Parties filed a Schedule 13G with respect to the Company on November 14, 2025, which reported that Mr. Neugebauer beneficially owns 139,016,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, and Melissa A. Neugebauer 2020 Trust beneficially owns 94,359,659 shares of Common Stock. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

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